EXHIBIT 3.1
CERTIFICATE OF MERGER

OF
PGH MERGER INC.
(a Delaware corporation)
with and into
NATIONAL WESTERN LIFE GROUP, INC.
(a Delaware corporation)
Pursuant to Title 8, Section 251 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger:
National Western Life Group, Inc., a Delaware corporation (“National Western”), in connection with the merger (the “Merger”) of PGH Merger Inc., a Delaware corporation (“Merger Sub”), with and into National Western, does hereby certify:
FIRST: The names and states of incorporation of each of the constituent corporations (the “Constituent Corporations”) to the Merger are as follows:

Name	Jurisdiction
National Western Life Group, Inc.	Delaware
PGH Merger Inc.	Delaware
SECOND: An Agreement and Plan of Merger (the “Merger Agreement”), dated October 8, 2023, by and among S. USA Life Insurance Company, Inc., an insurance company formed under the laws of Arizona, Merger Sub and National Western, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations.
THIRD: National Western shall be the corporation surviving the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be National Western Life Group, Inc. (the “Surviving Corporation”) upon the Effective Time (as defined below).
FOURTH: Upon the effectiveness of the filing of this Certificate of Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in Exhibit A hereto until thereafter amended and changed pursuant to the provisions of the DGCL.
FIFTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).
SIXTH: The executed Merger Agreement is on file at the office of the Surviving Corporation at 10801 N. Mopac Expy, Bldg. 3, Austin, Texas 78759. A copy of the Merger Agreement shall be provided by the Surviving Corporation upon request and without cost to any stockholder of any Constituent Corporation.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by an authorized officer, this 9th day of July, 2024.
NATIONAL WESTERN LIFE GROUP, INC.
By: /S/ Rey Perez
Rey Perez
Senior Vice President

Exhibit A
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NATIONAL WESTERN LIFE GROUP, INC.
FIRST: The name of the corporation is National Western Life Group, Inc. (the “Corporation”).

SECOND: The Corporation’s registered office in the State of Delaware is Capitol Services Inc., 108 Lakeland Ave., Dover, DE 19901, County of Kent. The name of its registered agent at such address is Capitol Services Inc., 108 Lakeland Ave., Dover, DE 19901, County of Kent.
THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.
FIFTH: The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:
1.    The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the Bylaws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the Bylaws.
2.    The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.
3.    All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the Bylaws) shall be vested in and exercised by the Board of Directors.
4.    The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the Bylaws, except to the extent that the Bylaws or this Certificate of Incorporation otherwise provide.
5.    To the fullest extent that the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

6.    The Corporation may indemnify and provide advancement to persons to the fullest extent permitted by Section 145 of the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended.
SIXTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.